                                                                      Exhibit 23



                          INDEPENDENT AUDITORS' CONSENT


Willbros Employees' Benefits Committee
Willbros Employees' 401(k) Investment Plan:

We consent to the incorporation by reference in the registration statements Nos. 333-18421, 333-21399, 333-53748 and 333-74290 on Form S-8 of Willbros Group,
Inc. of our report dated June 14, 2002 related to the statements of net assets available for plan benefits of the Willbros Employees' 401(k) Investment Plan as of December 31, 2001 and 2000 and the related statements of changes in net assets available for plan benefits for the years then ended and the related supplemental schedule, which report appears in the December 31, 2001 annual report on Form 11-K of the Willbros Employees' 401(k) Investment Plan.


                                             KPMG LLP


Houston, Texas
June 28, 2002